SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                 Date of Report:
                                November 30, 2000
 -----------------------------------------------------------------------------
                        (Date of earliest event reported)


                         CITIZENS COMMUNICATIONS COMPANY
-----------------------------------------------------------------------------
               (Exact name of Registrant as specified in charter)

   Delaware                    001-11001                   06-0619596
-----------------------------------------------------------------------------
(State or other        (Commission File Number)          (IRS Employer
jurisdiction of                                  Identification incorporation)
No.)

          3 High Ridge Park, P.O. Box 3801, Stamford, Connecticut 06905
-----------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                 (203) 614-5600
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              (Registrant's telephone number, including area code)

                           No change since last report
-----------------------------------------------------------------------------
             (Former name or address, if changed since last report)

Item 7. Financial Statements, Exhibits.


(a) Financial Statements of Businesses acquired

*GTE Combined Entities for the nine months ended September 30, 2000 and 1999(unaudited)
*Contel of Minnesota, Inc. for the eight months ended August 31, 2000 and 1999(unaudited)

(b) Pro forma Financial Information

* Pro forma Balance Sheet as of September 30, 2000 and Pro forma Income Statements for the nine months ended September 30, 2000.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                         CITIZENS COMMUNICATIONS COMPANY
                                   Registrant


                            By:/s/ Livingston E. Ross
                         -------------------------------
                               Livingston E. Ross
                       Vice President, Reporting and Audit
                             Date: February 13, 2001

                         PROFORMA FINANCIAL INFORMATION

On May 27, September 21, and December 16, 1999, we announced that we had entered into definitive agreements to purchase from Verizon Communications, formerly GTE Corp., approximately 366,000 telephone access lines (as of December 31, 1999) in Arizona, California, Illinois, Minnesota and Nebraska(GTE Acquisitions) for approximately $1.171 billion in cash. The acquisitions are subject to various state and federal regulatory approvals. The Nebraska and Minnesota purchases closed on June 30, 2000 and August 31, 2000, respectively. The Illinois transaction closed on November 30, 2000. The attached pro forma financial statements include the effect of all the GTE Acquisitions to illustrate the financial characteristics of the entire transaction. We expect that the remainder of these transactions will close throughout the next 6 months.

On June 16, 1999,we announced that we had entered into a series of definitive agreements to purchase from Qwest Communications, formerly US West approximately 545,000 telephone access lines (as of December 31, 1999) in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, North Dakota and Wyoming (US West Acquisitions) for approximately $1.65 billion in cash. The acquisitions are subject to various state and federal regulatory approvals. The North Dakota purchase closed on October 31, 2000. We expect that the remainder of these transactions will close throughout the next two years. The US West Acquisition is not included in these pro forma financial statements.

On July 12, 2000, we announced that we had agreed to acquire approximately 1.1 million telephone access lines for $3.65 billion, including $136 million in debt, through the purchase of Frontier (the Frontier Acquisition), the trade name of the local exchange carrier operations of Global Crossing, Ltd. The access lines are in New York, Minnesota, Iowa, Wisconsin, Pennsylvania, Alabama, Georgia, Michigan, Illinois, Mississippi and Indiana. The transaction is subject to various state and federal regulatory approvals and is expected to be completed in the second half of 2001. The Frontier Acquisition is not included in these pro forma financial statements.

The following unaudited pro forma condensed combined financial information of Citizens Communications Company and the GTE Acquisitions, which are referred to as "Pro Forma Citizens Communications Company," has been prepared to illustrate the effects of the GTE Acquisitions and related financing had it been completed as of September 30, 2000 or at the beginning of the periods presented. This pro forma information does not give effect to the other pending acquisitions and the related financing. Citizens Communications Company has prepared the pro forma financial information using the purchase method of accounting. Citizens Communications Company expects that it will continue to have increased expenses until all acquisitions are fully integrated, and expects to achieve economies of scale through the acquired properties that will both expedite its ability to provide new and differentiated services and make those services more economically efficient. We expect that these acquisitions will therefore provide us the opportunity to increase revenue and decrease cost per access line. The unaudited pro forma information does not reflect these future increased expenses nor the expected economies of scale. Our regulated telecommunications operations are subject to the provisions of Statement of Financial Accounting Standards
(SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 requires regulated entities to record regulatory assets and liabilities as a result of actions of regulators. We are currently evaluating the continued applicability of SFAS 71. The operations acquired in the GTE Acquisition was not accounted for by GTE under SFAS 71 and we will continue to account for these properties as non-regulated entities pending the outcome of our evaluation. The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. If the companies had actually been combined in prior periods, these companies and businesses might have performed differently. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the GTE Acquisitions had taken place earlier or the future results that the companies will experience after completion of these transactions. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the GTE Acquisitions included in this document and incorporated by reference in this document, and the historical financial statements of Citizens Communications Company incorporated by reference in this document.

                Citizens Communications Company and Subsidiaries
                           Proforma Balance Sheet Data
                            As of September 30, 2000
                                   (unaudited)

                                                                                 Proforma
                                                         Citizens      ----------------------------
(Amounts in thousands)                                   9/30/00         Adjustments       Adjusted
                                                 ---------------------------------------------------

Cash                                                    $ 45,963             $ -           $ 45,963
Accounts receivable, net                                 220,257               -            220,257
Other                                                    760,899               -            760,899
                                                 ---------------------------------------------------
  Total current assets                                 1,027,119               -          1,027,119

Net Property, Plant & Equipment                        3,255,120         113,149  (1)     3,368,269
Excess of Cost over Net Assets Acquired                  466,358         413,851  (1)       880,209

Investments                                              147,457        (147,457) (1)             -
Regulatory assets                                        181,800               -            181,800
Deferred debits and other assets                         172,301               -            172,301
Assets of discontinued operations                      1,169,898               -          1,169,898
                                                 ---------------------------------------------------
    Total assets                                     $ 6,420,053       $ 379,543        $ 6,799,596
                                                 ===================================================


Long-term debt due within one year                      $ 84,187             $ -           $ 84,187
Accounts payable and other current liabilities           306,803               -            306,803
                                                 ---------------------------------------------------
  Total current liabilities                              390,990               -            390,990

Deferred income taxes                                    433,993               -            433,993
Customer advances for contruction
  and contributions in aid of construction               190,395               -            190,395
Deferred credits and other liabilities                    70,845               -             70,845
Regulatory liabilities                                    25,251               -             25,251
Long-term debt                                         2,925,680         379,543  (1)     3,305,223
Liabilities of discontinued operations                   332,545               -            332,545
                                                 ---------------------------------------------------
  Total liabilities                                    4,369,699         379,543          4,749,242

Company Obligated Mandatorily Redeemable
 Convertible Preferred Securities *                      201,250               -            201,250
Minority interest in subsidiary                                -               -                  -

Shareholders' equity                                   1,849,104               -          1,849,104

                                                 ---------------------------------------------------
    Total liabilities and shareholders' equity       $ 6,420,053       $ 379,543        $ 6,799,596
                                                 ===================================================


*Represents securities of a subsidiary trust, the sole assets of which are securities of a subsidiary partnership, substantially all the assets of which are convertible debentures of the Company.

                Citizens Communications Company and Subsidiaries
                         Proforma Income Statement Data
                  For the nine months ended September 30, 2000
                                   (unaudited)


                                                                       GTE                                Proforma
                                                     Citizens        Combined         GTE        ---------------------------
                                                      9/30/00        Entities      Minnesota     Adjustments       Adjusted
                                               ------------------------------------------------------------------------------
(Amounts in thousands - except per-share amounts)
  Revenue                                          $ 1,150,140      $  99,117      $ 56,962           $ -        $ 1,306,219
  Operating expenses                                   773,266         32,735 (7)    23,323             -            829,324
  Depreciation and amortization                        258,677         23,112           545        39,756  (2)       334,616
                                                             -              -             -        12,526  (3)
  Acquisition assimilation expenses                     24,130              -             -             -             24,130
                                               ------------------------------------------------------------------------------
  Income from operations                                94,067         43,270        33,094       (52,282)           118,149
  Investment and other income, net                      15,086              -             -       (16,486) (4)        (1,400)
  Minority interest                                     12,222              -             -             -             12,222
  Interest expense                                     116,288          2,548         1,686        44,324  (5)       164,846
  Income tax expense (benefit)                           2,298         16,687        12,687       (41,840) (6)       (10,168)
  Convertible preferred dividends                        4,657              -             -             -              4,657
                                               ------------------------------------------------------------------------------
  Income (loss) from continuing operations            $ (1,868)      $ 24,035      $ 18,721     $ (71,252)         $ (30,364)
                                               ==============================================================================

Weighted average shares outstanding
                    -Basic                             263,725                                                       263,725
                   -Diluted                            268,042                                                       268,042

Income (loss) from continuing operations per share
                    -Basic                             $ (0.01)                                                      $ (0.12)
                   -Diluted                            $ (0.01)                                                      $ (0.11)


                NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS


(1) Reflects the use of proceeds from the sales of investments and issuance of long-term debt at an assumed interest rate of 7.8% to fund the aggregate purchase price of the GTE Acquisitions. For purposes of the accompanying pro forma combined financial statements, we have recorded the acquired assets and assets to be acquired at their historical carrying values and have reflected the excess of cost over such amounts as excess of cost over net assets acquired. The final allocation of purchase price to assets and liabilities acquired will depend upon the final purchase prices and the final estimates of fair values of assets and liabilities as of the various closing dates. We are undertaking a study to determine the fair values of assets acquired and will allocate the purchase price accordingly. We believe that the excess of cost over historical net assets acquired and to be acquired will be allocated to property, plant and equipment, goodwill and other identifiable intangibles. However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

(2) Reflects the amortization expense of the excess of cost over historical net assets acquired in the GTE acquisition by use of the straight-line method over 15 years. Should the allocation of such excess of cost over historical net assets acquired differ significantly as described in Note 1, amortization expense could increase since the depreciable lives of assets other than goodwill may be shorter.

(3) Represents an adjustment for depreciation expense related to GTE Minnesota.

(4) Represents the elimination of investment income associated with the investment portfolio used to partially fund the GTE Acquisition.

(5) Represents the effect of the  transaction on interest  expense since January
1.

(6) Adjustments to income taxes based on income before income taxes using the applicable incremental income tax rate.

(7) During the nine months ended September 30, 2000 the GTE combined entities recorded a $9 million credit to operating expenses. The credit resulted from an adjustment to a 1999 estimated obligation for pension lump sum settlements. This credit is not expected to have a continuing impact on our operations.

                              GTE combined entities
               (wholly owned properties of Verizon Communications)

                          Combined Financial Statements

                               September 30, 2000

                              GTE COMBINED ENTITIES
               (wholly owned properties of Verizon Communications)
                             COMBINED BALANCE SHEETS
                    DECEMBER 31, 1999 AND SEPTEMBER 30, 2000
                                   (in $000's)


                                                                       2000         1999
                                                                    ----------   ----------
ASSETS
Current assets:
    Receivables, net of allowance for doubtful                       $ 20,698      $ 31,508
       accounts $907 and $1,926
    Other                                                               1,130         2,767
                                                                    ----------   ----------
       Total current assets                                            21,828        34,275
                                                                    ----------   ----------
Property, plant and equipment, net                                    104,317       141,916
Pension assets in excess of projected benefit obligations              22,471        22,090
Other assets                                                              525           648
                                                                    ----------   ----------
Total assets                                                        $ 149,141     $ 198,929
                                                                    ==========   ==========
LIABILITIES AND PARENT FUNDING
Current liabilities:
    Accounts payable                                                  $ 4,668       $ 5,332
    Accrued expenses                                                   16,223        15,426
                                                                    ----------   ----------
       Total current liabilities                                       20,891        20,758
                                                                    ----------   ----------
Post retirement benefit obligations                                     9,026        12,888
Other liabilities                                                         187           545
                                                                    ----------   ----------
       Total liabilities                                               30,104        34,191
                                                                    ----------   ----------
Parent funding                                                        119,037       164,738
                                                                    ----------   ----------
Total liabilities and parent funding                                $ 149,141     $ 198,929
                                                                    ==========   ==========


See the accompanying notes to the combined financial statements

                              GTE COMBINED ENTITIES
              (wholly owned properties of Verizon Communications)
                          COMBINED STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                  (in $000's)



                                                                  2000        1999
                                                                --------    --------
REVENUES AND SALES
     Local services                                             $ 43,818    $ 45,921
     Network access services                                      40,593      48,645
     Toll services                                                 4,560       4,353
     Other services and sales                                     10,146      11,907
                                                                --------    --------
          Total revenues and sales                                99,117     110,826
                                                                --------    --------

OPERATING COSTS AND EXPENSES
     Cost of services and sales                                   28,503      35,571
     Selling, general and administrative                           4,232      13,642
     Depreciation and amortization                                23,112      25,278
                                                                --------    --------
          Total operating costs and expenses                      55,847      74,491
                                                                --------    --------
OPERATING INCOME                                                  43,270      36,335

OTHER EXPENSE
      Interest - net                                               2,548       4,032
                                                                --------    --------
INCOME BEFORE INCOME TAXES                                        40,722      32,303
      Income taxes                                                16,687      12,895
                                                                --------    --------
NET INCOME                                                      $ 24,035    $ 19,408
                                                                ========    ========

See the accompanying notes to the combined financial statements

                              GTE COMBINED ENTITIES
               (wholly owned properties of Verizon Communications)
                        COMBINED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                   (in $000's)

                                                                                    2000            1999
                                                                                ----------      ----------
OPERATIONS
       Net income                                                                $ 24,035        $ 19,404
       Adjustments to reconcile net income
           to net cash from operations:
           Depreciation and amortization                                           23,112          25,277
           Provision for uncollectible accounts                                      (524)             63
           Change in current assets and current liabilities:
               Receivables - gross                                                  6,380          (2,709)
               Other current assets                                                 1,566           2,152
               Accounts payable                                                      (664)          4,041
               Accrued expenses                                                       517             (20)
           Other - net                                                             (7,239)          3,461
                                                                                ----------      ----------
           Net cash provided from operations                                     $ 47,183        $ 51,669
                                                                                ----------      ----------
INVESTING
       Capital expenditures                                                       (15,363)        (18,617)
                                                                                ----------      ----------
           Net cash used in investing activities                                $ (15,363)      $ (18,617)
                                                                                ----------      ----------
FINANCING
       Change in parent funding                                                   (31,820)        (33,052)
                                                                                ----------      ----------
           Net cash provided from financing activities                          $ (31,820)      $ (33,052)
                                                                                ----------      ----------
Decrease in cash and cash equivalents                                                   -               -
Cash and cash equivalents:
       Beginning of year                                                                -               -
                                                                                ----------      ----------
       End of year                                                                    $ -             $ -
                                                                                ==========      ==========
Supplemental disclosure of cashflow information - Noncash transactions
       Nebraska net assets offset against parent's funding                      $   35,236            $ -
                                                                                ==========      ==========


See the accompanying notes to the combined financial statements

(1)  Basis  of  Presentation

     The accompanying unaudited combined financial statements include the accounts of GTE Combined Entities and have been prepared in conformity with generally accepted accounting principles. These unaudited combined financial statements should be read in conjunction with the 1999 audited combined financial statements and notes thereto of the GTE Combined Entities. These unaudited combined financial statements include all adjustments, which consist of normal recurring accruals, necessary to present fairly the results for the interim periods shown. Certain information and footnote disclosures have been condensed pursuant to Securities and Exchange Commission rules and regulations. The results for the interim periods are not necessarily indicative of results for the full year.


(2)  Bell Atlantic - GTE Merger

     On June 30, 2000, Bell Atlantic and GTE completed a merger of equals under a definitive merger agreement dated July 27, 1998. Under the terms of the agreement, GTE became a wholly-owned subsidiary of Bell Atlantic. With the closing of the merger, the combined company began doing business as Verizon Communications. The merger had no impact on the financial statements of the GTE Combined Entities presented herein.

(3)  Employee Pension Plans

     During the nine months ended September 30, 2000, selling, general and administrative costs significantly decreased as compared to the nine months ended September 30, 1999. The decrease was primarily the result of a pretax gain associated with lump-sum settlements of pension obligations for former employees electing deferred vested pension cash-outs. These employees were terminated during 1999 and in 1999 GTE Combined Entities recorded an estimated obligation to pay out the lump sum settlements. However, during the nine months ended September 30, 2000, the GTE Combined Entities adjusted downward the obligation recorded during fiscal year 1999 due to the fact that not all the employees expected to elect to receive lump sum settlements so elected. As such, the GTE Combined Entities reversed a portion of the accrual set up in 1999 for such termination settlements and recognized a pretax gain of approximately $9 million in the period ended September 30, 2000, which amount was recorded as a credit to selling, general and administrative costs.


(4)  Sale of the Nebraska Property

     On June 30, 2000, pursuant to a definitive agreement with Citizens Communications Company dated September 21, 1999, GTE completed the sale of its switched access lines in Nebraska for cash proceeds of approximately $204.0 million. Under the terms of the agreement, Citizens Communications Company purchased the telephone plant, earned end-user accounts receivable, material and supplies inventories, non-regulated construction work in process associated with the switched access lines, a portion of the pension plan assets, and the transfer of certain liabilities, including obligations under employee benefit plans, and certain leases and contracts. Liabilities that will be retained by GTE include debt, accounts payable and income tax liabilities. With the completion of the sale, the combined balance sheet as of September 30, 2000 does not reflect the assets and liabilities of the Nebraska property, except for the liabilities noted above. Additionally, the combined statements of income and cash flows for the nine month period ended September 30, 2000 includes the results for the Nebraska property from January 1, 2000 through the date of disposition (June 30, 2000). For the three months ended September 30, 1999, Nebraska contributed approximately $9,374,000 in revenues and $3,279,000 in operating income.

                        Contel of Minnesota, Incorporated

                       Unaudited Statements of Income for

               For the eight months ended August 31, 2000 and 1999

                        CONTEL OF MINNESOTA
                  STATEMENTS OF INCOME (unaudited)


                                                     Eight Months Ended
                                                  August            August
                                                   2000              1999
                                                ----------------------------
                                                   (Thousands of Dollars)
REVENUE AND SALES
      Local services                                26,779           24,662
      Network access services                       27,083           26,150
      Toll services                                     15                -
      Other services and sales                       3,085            5,777
                                                ----------------------------
          Total revenue and sales                   56,962           56,589

OPERATING COSTS AND EXPENSES                        23,868           21,195

OPERATING INCOME                                    33,094           35,394

OTHER EXPENSE
      Interest - net                                 1,686            1,659
                                                ----------------------------
INCOME BEFORE INCOME TAXES                          31,408           33,735
      Income taxes                                  12,687           13,842
                                                ----------------------------
INCOME BEFORE EXTRAORDINARY ITEMS                   18,721           19,893
      Extraordinary items                              (16)               -
                                                ----------------------------
NET INCOME                                          18,705           19,893
                                                ============================

                               Contel of Minnesota
                    Footnotes to Condensed Income Statements
                   For the eight months ended August 31, 2000



(1) BASIS OF PRESENTATION
The accompanying unaudited condensed income statements include the operations of the Minnesota property and have been prepared in conformity with generally accepted accounting principles. These unaudited condensed income statements should be read in conjunction with the 1999 audited condensed financial statements and notes thereto of Contel of Minnesota, Inc. These unaudited condensed income statements include all adjustments, which consist of normal recurring accruals, necessary to present fairly the results for the interim periods shown. Certain information and footnote disclosures have been condensed pursuant to Securities and Exchange Commission rules and regulations. The results for the interim periods are not necessarily indicative of results for the full year.

(2) BELL ATLANTIC - GTE MERGER
On June 30, 2000, Bell Atlantic and GTE completed a merger of equals under a definitive merger agreement dated July 27, 1998. Under the terms of the agreement, GTE became a wholly-owned subsidiary of Bell Atlantic. With the closing of the merger, the condensed company began doing business as Verizon Communications. The merger had no impact on the income statements of Contel of Minnesota, Inc. presented herein.

(3) SALE OF CONTEL OF MINNESOTA
On  August  31,  2000,   pursuant  to  a  definitive   agreement  with  Citizens
Communications Company, Verizon completed the sale ot its switched access lines in Minnesota.